UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 2, 2008

Digital Lifestyles Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27828	13-3779546
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

649 Sparta Highway, Suite 102, Crossville, Tennessee		38555
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(931) 707-9601

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

Termination of Agreement with Secured Creditor

As previously disclosed on Form 8-K filed with the SEC on August 6, 2007, Digital Lifestyles Group, Inc., or the Company, agreed to amend the payment terms of the First Amendment of the original letter agreement with Laurus Master Fund, Ltd., or Laurus (the "Agreement") by allowing the Company to make a payment of $25,000 of the remaining $100,000 owed to Laurus on August 1, 2007, and agreeing to a payment schedule that allowed the Company to pay another $25,000 on or by September 1, 2007, another $25,000 on or by October 1, 2007 and the final $25,000 on or by November 1, 2007 (the "Second Amendment"). Under the terms of the Agreement between the Company and Laurus, as previously disclosed on Form 8-K filed with the SEC on April 26, 2007, the Company agreed to make payment of $200,000 in cash and issue a warrant to purchase one million shares of the Company’s common stock at $0.40 in consideration for the extinguishment of the balance of the $2.1 million in outstanding debt. The Company paid $50,000 in cash at the execution of the Agreement, and initially had until August 1, 2007 to pay the remaining $150,000 cash obligation. The Company had also agreed to amend the exercise price of a previously issued warrant to Laurus from $0.44 to $0.40. Under the terms of the First Amendment effective as of June 26, 2007, Laurus and the Company agreed to allow the Company to immediately pay $50,000 of the remaining $150,000 cash obligation at that time and extending the time due for the remaining $100,000 owed until September 14, 2007.

Since the Second Amendment, the Company has made payments of $10,000 per month on or about the first day of each month since the previous disclosure of August 6, 2007 and on April 2, 2008 made its final payment to Laurus in full satisfaction of the original Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Lifestyles Group Inc.

April 4, 2008	By:	/s/ Ken Page

Name: Ken Page
Title: Chairman and C.E.O.